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                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                           PRICELINE.COM INCORPORATED

                                       AND

                               W. MICHAEL MCCADDEN

                                NOVEMBER 20, 2000

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                                                                   Exhibit 10.63

                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT, dated as of November 20, 2000 (the "Effective Date"), by and between Priceline.com Incorporated, a Delaware corporation, with its principal office at 800 Connecticut Avenue, Norwalk, Connecticut 06854 (the "Company"), and W. Michael McCadden ("Executive").

                              W I T N E S S E T H:

            WHEREAS, the Company desires that Executive continue to be employed as the Chief Marketing Officer of the Company;

            WHEREAS, the Company and Executive desire to enter into this agreement (the "Agreement") as to the terms of his employment by the Company;

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

            1. Term of Employment. Except for earlier termination as provided in
Section 8 hereof, Executive's employment under this Agreement shall be for a two
(2) year term (the "Initial Employment Term") commencing on the Effective Date and ending on November 20, 2002. Subject to Section 8 hereof, the Initial Employment Term shall be automatically extended for additional terms of successive one (1) year periods (the "Additional Employment Term") unless the Company or Executive gives written notice to the other at least ninety (90) days prior to the expiration of the then Initial Employment Term or Additional Employment Term of the termination of Executive's employment hereunder at the end of such Employment Term. The Initial Employment Term and the Additional Employment Term shall be referred to herein as the "Employment Term."

            2. Positions. (a) Executive shall serve as the Chief Marketing Officer of the Company. Executive shall also serve, if requested by the Chief Executive Officer of the Company, as an executive officer and director of subsidiaries and a director of associated companies of the Company and shall comply with the policy of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") with regard to retention or forfeiture of director's fees received in connection with such director positions.

            (b) Executive shall report directly to the Chief Executive Officer of the Company and shall have such duties and authority, consistent with his then position, as shall be assigned to him from time to time by the Board of Directors (the "Board") or the Chief Executive Officer of the Company.

            (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal financial and legal affairs and to serve on corporate, civic, charitable industry boards or committees. Notwithstanding the foregoing, the Executive shall only serve on corporate boards of directors if approved in advance by the Chief Executive Officer of the Company.

            3. Base Salary. Commencing on January 1, 2001 and continuing during the remainder of the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $300,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's Base Salary shall be subject to annual review by the Board or the Compensation Committee during the Employment Term and may be increased, but not decreased, from time to time by the Board or the

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Compensation Committee. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

            4. Incentive Compensation. (a) Bonus. Executive shall be eligible to participate in any annual bonus plan the Company may implement at any time during Executive's Employment Term for senior executives at a level commensurate with his position.

            (b) Long Term Compensation. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company at a level commensurate with his position in accordance with and subject to the terms of such plan.

            (c) Stock Options. (i) Option Forfeiture. Executive has previously been granted stock options (the "Original Options") under the Company's employee benefit plans to purchase six hundred fifty thousand (650,000) shares of the Company's issued and outstanding common stock (the "Common Stock"). In order to facilitate the grant of stock options under the Plan to certain officers of the Company that was approved by the Compensation Committee of the Board on November 20, 2000 in connection with the Company's re-structuring and to ensure there are a sufficient number of stock options available under the Plan for such grant, Executive hereby forfeits all right, title and interest to the Original Options, whether vested or unvested.

                  (ii) Option Grant. Upon the later to occur of (a) May 25, 2001 (six months and five days from the date of this Agreement and Executive's forfeiture of the Original Options) or (b) approval by the stockholders of the Company at the Company's 2001 Annual Meeting of an amendment to the priceline.com Incorporated 1999 Omnibus Plan (the "Plan") that increases the authorized number of shares that may be issued under the Plan (the "Date of Grant"), the Company shall grant a stock option (the "Option") under the Plan to Executive to purchase one million (1,000,000) shares of Common Stock; provided, that Executive is employed by the Company on the Date of Grant. The exercise price with respect to each share of Common Stock subject to the Option shall be the Fair Market Value (as such term is defined in the Plan) of the Common Stock on the Date of Grant.

                  (iii) Option Vesting. The Option shall vest and become
                        exercisable as to 50% of the Option on the Date of Grant. The Option shall vest and become exercisable as to the remaining 50% of the Option pro rata on the 25th of each month over the eighteen month period immediately following the Date of Grant, provided that Executive is employed by the Company on each such vesting date. For avoidance of doubt, there shall be no proportionate or partial vesting in the periods prior to each vesting date and vesting shall occur only on the appropriate vesting date pursuant to this Section 4(c)(iii). Vesting and exercisability shall be accelerated as follows: (A) upon a Termination without Cause or a Termination for Good Reason, the Option will immediately vest and become exercisable (to the extent not then vested) as follows:
                        83.33% of the Option if the termination takes place on or after the Date of Grant and prior to the first anniversary of the Date of Grant; and 100% of the Option if the termination takes place thereafter; or (B) upon death or Termination for a Disability, the Option will immediately vest as to 50% of Executive's then unvested shares; and (C) upon the occurrence of a Change in Control while Executive is employed by the Company, the Option will fully vest and become exercisable in full
                        (x) six (6) months after the Change in Control if Executive is then employed by the Company, or (y) if earlier, at, after or in connection with or in anticipation of the Change in Control, upon a Termination without Cause, Termination for Good Reason, Termination as


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                        a result of death or Termination for Disability or (z)
                        if the Option is not continued, assumed or substituted for upon a Change in Control, immediately prior to the Change in Control. For this purpose, the Option will not be considered substituted for unless the terms and conditions of the substitute Option are no less favorable to Executive than those of the Option. Upon a Termination without Cause or a Termination for Good Reason that takes place prior to the Date of Grant, the Company shall immediately issue to the Executive 50% of the Option, which shall be fully vested upon the date of issue. If the Company is unable to issue all or any portion of the Option as provided in this Section 4(c) due to the lack of an adequate number of authorized options under its stock option plans, then the Company shall provide the Executive with alternative compensation of comparable value.

                  (iv) Termination. Upon Executive's Termination for Cause or Termination without Good Reason, the unvested portion of the Option shall be immediately forfeited and canceled. Upon termination of Executive's employment with the Company, the portion of the Option that is not, and does not become, vested in accordance with the terms hereof shall be immediately forfeited and canceled. The vested portion of the Option shall expire on the earlier of (i) the tenth (10th) anniversary of the Date of Grant, or
                        (ii)(A) eighteen (18) months after any termination if the termination is as the result of Executive's death, Termination for Disability, Termination without Cause, Termination for Good Reason or non-extension of the Employment Term in accordance with Section 1 hereof as a result of notice from the Company, and (B) ninety (90) days after such termination if such termination is a result of Executive's Termination for Cause, voluntary Termination by Executive without Good Reason, or non-extension of the Employment Term in accordance with
                        Section 1 hereof as a result of notice by Executive.

            (d) Restricted Stock. (i) Issue Date. On the Effective Date, the Company shall issue and Executive shall receive one million (1,000,000) shares of Restricted Stock, as such term is defined in the Plan (the "Restricted Stock"). If required by law, as consideration for receipt of the Restricted Stock, the Executive shall pay to the Company $8,000, which represents the par value ($0.008) per share of Restricted Stock.

                  (ii) Vesting Dates. Fifty percent (50%) of the Restricted Stock shall vest on May 20, 2001 and the remaining fifty percent (50%) of the Restricted Stock (the "Second Tranche") shall vest on the second anniversary of the Effective Date. In the event that the Company has positive Adjusted Net Income (as defined below) for any twelve month period ending on the last day of a calendar quarter, the Second Tranche shall immediately vest. Upon satisfaction of the vesting requirements set forth in this Section 4(d)(ii), the restrictions on the vested Restricted Stock, as set forth in Section 8(c) of the Plan, shall lapse. Adjusted Net Income means the net income (loss) of the Company and its subsidiaries, on a consolidated basis, determined in accordance with GAAP, plus, to the extent deducted in computing net income
                        (loss), (a) supplier warrant costs, (b) option payroll taxes, (c) stock compensation costs, (d) restructuring and other one-time charges and (e) preferred stock dividends.

                  (iii) Accelerated Vesting. Vesting of the Restricted Stock
                        shall be accelerated as follows: (A) upon a Termination without Cause or a Termination for Good Reason, the Restricted Stock will immediately vest (to the extent not then vested) as follows: 50% of the Restricted Stock if the termination takes place prior to May 20, 2001; 83.33% of the Restricted Stock if the termination takes place on or after May 20, 2001 and


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                        prior to May 20, 2002; and 100% of the Restricted Stock
                        if the termination takes place thereafter; or (B) upon death or Termination for a Disability, the Restricted Stock will immediately vest as to 50% of Executive's then unvested shares; and (C) upon the occurrence of a Change in Control while Executive is employed by the Company, the Restricted Stock will fully vest (x) six
                        (6) months after the Change in Control if Executive is then employed by the Company, or (y) if earlier, at, after or in connection with or in anticipation of the Change in Control, upon a Termination without Cause, Termination for Good Reason, Termination as a result of death or Termination for Disability, or (z) if the Restricted Stock is not continued, assumed or substituted for upon a Change in Control, immediately prior to a Change in Control.

                  (iv) Termination. Upon Executive's Termination for Cause or Termination without Good Reason, the unvested portion of the Restricted Stock shall be immediately forfeited and canceled. Upon termination of Executive's employment with the Company, the portion of the Restricted Stock that is not, and does not become, vested in accordance with the terms hereof shall be immediately forfeited.

                  (v) Sale of Restricted Stock after Restrictions Lapse. If permitted under applicable law, Executive shall, in his sole discretion, have the right (but not be required), with respect to the Restricted Stock vesting on any given date under this Section 4(d), to enter into an SEC Rule 10b5-1 type agreement to sell all or part of such Restricted Stock on any subsequent date (designated by Executive or in any other manner permitted under SEC Rule 10b5-1) on or after the vesting date in question, consistent with such SEC Rule 10b5-1 and any other Federal securities law rules applicable to such agreements as amended from time to time.

            (e) Other Compensation. The Company may, upon recommendation of the Compensation Committee, award to the Executive such other bonuses and compensation as it deems appropriate and reasonable.

            5. One-Time Bonus. On May 20, 2001, the Company shall pay Executive a one-time retention bonus (based on and in recognition of services rendered during the year 2000) in the amount of one million three hundred thousand dollars ($1,300,000); provided that Executive is employed by the Company on December 31, 2000. Such bonus shall be treated for all purposes (including, but not limited to, Section 9 below) as having been earned and vested as of December 31, 2000. In the event of a Change in Control (as defined herein) or any termination of Executive's employment, such bonus shall become immediately payable.

            6. Employee Benefits and Vacation. (a) During the Employment Term, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company.

            (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.


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            7. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

            8. Termination. (a) The employment of Executive under this Agreement shall terminate upon the earliest to occur of any of the following events:

                  (i) the death of the Executive;

                  (ii) the termination of the Executive's employment by the Company due to the Executive's Disability pursuant to Section 8(b) hereof;

                  (iii) the termination of the Executive's employment by the Executive for Good Reason pursuant to Section 8(c) hereof;

                  (iv) the termination of the Executive's employment by the Company without Cause;

                  (v) the termination of employment by the Executive without Good Reason upon thirty (30) days prior written notice (provided that any such termination shall be treated as not occurring until after the thirty
      (30) day notice period has expired); or

                  (vi) the termination of the Executive's employment by the Company for Cause pursuant to Section 8(e).

            (b) Disability. If by reason of the same or related physical or mental illness or incapacity, the Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) consecutive months, the Company may terminate Executive's employment for Disability. Such termination shall be upon thirty (30) days written notice by a Notice of Disability Termination, at any time thereafter while Executive consecutively continues to be unable to carry out his duties as a result of the same or related physical or mental illness or incapacity. A Termination for Disability hereunder shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day period.

            (c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 8(d) hereof). For purposes of this Agreement, "Good Reason" shall mean the occurrence without Executive's express written consent, of any of the following circumstances: (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence), or, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's then position; (ii) removal of the Executive from, or the non-reelection of the Executive to his officer position(s) with the Company as specified herein without his election (with his consent) to a higher officer position (or positions); (iii) a relocation of the Company's executive office in Connecticut to a location more than thirty-five (35) miles from its current location or more than thirty-five (35) miles further from the Executive's residence at the time of relocation; (iv) a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as Executive participated in prior to any change in such plans or awards, in


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accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provision of this Agreement, including without limitation Section 13 hereof; or (vi) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

            (d) Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 8(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Sections 8(c)(i), (ii) or (iii) or the date may be five (5) days after the giving of such notice.

            (e) Cause. Subject to the notification provisions of Section 8(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to the Company which has a material adverse effect on the Company; (ii) the substantial and continuing willful refusal of Executive to attempt to follow the proper written direction of the Board or a more senior officer of the Company, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board or the more senior officer (whichever is applicable); (iii) substantial and continuing willful refusal by the Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board or a more senior officer of the Company which specifically identifies the manner in which it is believed that the Executive has substantially and continually refused to attempt to perform his duties hereunder; or (iv) the Executive being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability). For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. A notice by the Company of a non-renewal of the Employment Term pursuant to Section 1 hereof shall be deemed an involuntary termination of Executive by the Company without Cause as of the end of the then Employment Term, but Executive may terminate at any time after the receipt of such notice and shall be treated as if he was terminated without Cause as of such date.

            (f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 8(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. Further, a Notification for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court or arbitrator not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by the Company without Cause.


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            9. Consequences of Termination of Employment.

            (a) Death. If, Executive's employment is terminated by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including and without limitation, the full one-time retention bonus payable under Section 5 above, any other bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies, and any unreimbursed business expenses payable pursuant to Section 7 (collectively "Accrued Amounts"), which amounts shall be promptly paid in a lump sum to Executive's estate; (ii) any other amounts or benefits owing to the Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which shall be paid or treated in accordance with Section 4(c) and (d) hereof with regard to the Option and the Restricted Stock and otherwise in accordance with the terms of such plans and programs; (iii) continuation of Executive's health benefits for Executive's dependents at the same level and cost as if Executive was an employee of the Company for twelve (12) months; and
(iv) if a bonus plan is in place, the product of (x) the target annual bonus for the fiscal year of Executive's termination, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives.

            (b) Disability. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death plus, to the extent not duplicative of the foregoing, Executive shall be entitled to continuation of the benefits (including without limitation to health, life, disability and pension) as if Executive had been an employee of the Company for twelve (12) months.

            (c) Termination by Executive for Good Reason or Termination by the Company without Cause. If (i) Executive terminates his employment hereunder for Good Reason during the Employment Term or (ii) Executive's employment with the Company is terminated by the Company without Cause, Executive shall be entitled to receive, (A) over a period of twelve (12) months after such termination an amount equal to two (2) times the sum of his Base Salary and target bonus, if any, for the year in which such termination occurs (provided, however, in the event that the Base Salary or target bonus, if any, has been decreased in the twelve (12) months prior to the termination, the amount to be used shall be the highest Base Salary and target bonus, if any, during such twelve (12) month period); (B) any Accrued Amounts at the date of termination; (C) any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 4(c) and (d) hereof with regard to the Option and the Restricted Stock and otherwise in accordance with the terms of such plans and programs; (D) continuation of the benefits (including without limitation to health, life, disability and pension) as if Executive was an employee of the Company for twelve (12) months, provided that, if such termination is after a Change in Control, the period of benefit continuation shall be twenty-four (24) months; and (E) if a bonus plan is in place, the product of (x) the target annual bonus for the fiscal year of Executive's termination, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives.

            (d) Termination with Cause or Voluntary Resignation without Good Reason. If Executive's employment hereunder is terminated (i) by the Company for Cause or (ii) by Executive without Good Reason, the Executive shall be entitled to receive only his Base Salary through the date of termination,


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any unreimbursed business expenses payable pursuant to Section 7, the full one-time bonus payable under Section 5 above and any accrued vacation pay, and, if such termination is by Executive without Good Reason, any bonus that has been declared or earned but not yet paid for a completed fiscal year. Executive's rights under all benefits plans and equity grants shall be determined in accordance with the Company's plans, programs and grants, except as provided in
Section 4(c) and (d) hereof with respect to the Option and the Restricted Stock.

            10. No Mitigation; No Set-Off. In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except upon obtaining by the Company of a final unappealable judgment against Executive.

            11. Change in Control. (a) For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any one of the following events:

            (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding voting securities;

            (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

            (iii) there is a consummated merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates); or

            (iv) the stock holders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.


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

            (b) For purposes of this Section 11, the following terms shall have the following meanings:

                  (i) "Affiliate" shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act");

                  (ii) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

                  (iii) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.

            12. Confidential Information. (a) Executive acknowledges that as a result of his employment by the Company, Executive will obtain confidential information as to the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use for his own benefit such confidential information or improperly disclose such confidential information and that because of the nature of the information that will be known to Executive it is necessary for the Company and its affiliates to be protected by the Confidentiality restrictions set forth herein.

            (b) Subject to the exceptions set forth below in this Section 12(b), during and for a period of five (5) years after the Employment Term, Executive shall not use for his own benefit or disclose confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates obtained by Executive during his employment by the Company and its affiliates and not (i) otherwise public knowledge or known within the applicable industry or (ii) in connection with performance of his duties hereunder as he deems in good faith to be necessary or desirable. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it or Executive's legal counsel. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Company of any such order so it may seek a protective order.

            (c) Upon termination of his employment with the Company and its affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which he may possess or have under his direction or control other than documents provided to Executive in his capacity as a participant in, or otherwise relating to, any employee compensation, benefit or equity award plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive's employment or severance.

            (d) In the event of a breach or potential breach of this Section 12, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this
Section 12 enforced. It is hereby acknowledged that the provisions of this
Section 12 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 12 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

            13. Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

            14. Legal Fees.

            (a) The Company shall pay the Executive's reasonable legal fees and costs associated with entering into this Agreement.

            (b) All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 12 hereof, shall be settled by arbitration conducted before a panel of three (3) arbitrators (mutually agreed upon by the parties) sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the majority of the arbitrators shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel of the Executive, shall be borne by the Company unless the arbitrators determine that Executive's position was overall frivolous or otherwise taken in bad faith, in which case the arbitrators may determine that Executive shall bear his own legal fees. If the parties cannot mutually agree on the three (3) arbitrators within a reasonable period of time, each party shall pick one arbitrator and the two arbitrators shall mutually agree on a third.

            (c) In the event after a Change in Control either party files for arbitration to resolve any dispute as to whether a termination is for Cause or Good Reason, until such dispute is determined by the arbitrators, the Executive shall continue to be treated economically and benefit wise in the manner asserted by him in the arbitration effective as of the date of the filing of the arbitration, subject to the Executive promptly refunding any amounts paid to him, paying the cost of any benefits provided to him and paying to the Company the profits in any stock option or other equity awards exercised or otherwise realized by him during the pendency of the arbitration which he is ultimately held not to be entitled to; provided the arbitrators may terminate such payments and benefits in the event that they determine at any point that the Executive is intentionally delaying conclusion of the arbitration.

            15. Non-Solicitation/Non-Disparagement. Commencing on the date of Executive's cessation of employment with the Company and continuing for twelve
(12) months thereafter, (a) Executive shall not (whether for Executive's own account or on behalf of any person, corporation, partnership, or other business entity, and whether directly or indirectly) solicit or endeaver to entice away from the Company or any subsidiary or affiliate, any employee or group of employees thereof provided, however, that the general advertisement for employees or the general solicitation of employees by a recruiter shall not be deemed a violation of this Section 15(a) and (b) neither Executive nor the Company shall publicly or with the intent to become public make any statements, written or oral, which disparage or defame the goodwill or reputation of, in Executive's case, the Company formally or, its directors or senior officers or, in the Company's case, the Executive, provided that this provision shall not preclude the Executive from pursuing any remedies against the Company for any breach of this agreement or participating in any arbitration or other legal proceeding.

            16. Certain Additional Payments by the Company.

            (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 16) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding the foregoing provisions of this Section 16(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 5% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 16, unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

            (b) Subject to the provisions of Section 16(a), all determinations required to be made under this Section 16, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder

(which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 16 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the Determination, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

            17. Miscellaneous.

            (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

            (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

            (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

            (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption.

            (e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

            (f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two
(2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

            (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

            (h) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 12 hereof, shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

            (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    Priceline.com Incorporated

                                    By:
                                        -------------------------------------
                                        Richard Braddock
                                        Chairman of the Board
                                        Priceline.com Incorporated


                                        -------------------------------------
                                        W. Michael McCadden


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